UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

HOLDCO OPPORTUNITIES FUND III, L.P. HOLDCO ASSET MANAGEMENT, LP VM GP VII LLC VM GP II LLC VIKARAN GHEI MICHAEL ZAITZEFF JEITA L. DENG MERRIE S. FRANKEL LAURIE M. SHAHON
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HoldCo Opportunities Fund III, L.P. (“HoldCo Fund”), together with the participants named herein (collectively, “HoldCo”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2021 annual meeting of shareholders of Boston Private Financial Holdings, Inc., a Massachusetts corporation (the “Company”).

On January 27, 2021, HoldCo issued the following press release:

HoldCo Nominates Five Candidates for Boston Private Financial Holdings Board

Questions Integrity of Sales Process Leading to SVB Acquisition Announcement and Calls on Company to Release Additional Information

Believes a Refreshed Board – With New Independent Voices and Shareholder Representatives – Is Needed to Ensure Value is Maximized for Shareholders

NEW YORK, Jan. 27, 2021 – HoldCo Asset Management, LP and its managed funds (collectively, "HoldCo"), which own 4,049,816 shares of common stock of Boston Private Financial Holdings, Inc. (NASDAQ: BPFH) ("Boston Private," "BPFH," or the "Company"), representing approximately 4.9% of the Company’s outstanding shares, today announced that it has submitted a notice of its intention to nominate up to five highly-qualified candidates for election to the Boston Private Board of Directors (the “Board”).

Vik Ghei and Michael Zaitzeff, Co-Founders of HoldCo, said, “We agree with the Board of Boston Private that the best way to maximize value for shareholders is to pursue a sales process. It is critical, however, that any such process be carried out with integrity and appropriate oversight. Based on what we know at this stage, we do not believe that this was true of the process that led to Boston Private’s agreement to be acquired by SVB Financial Group (“SVB”), at a price that substantially undervalues the Company.

We are naturally hesitant to trust the same Board that is responsible for Boston Private’s persistent underperformance with charting the best possible course forward for shareholders. To that end we call upon the Company to make publicly available sufficient information for shareholders to assess the integrity of the process that led to the SVB acquisition announcement. If it turns out that the Board ran a flawed process, resulting in an unsatisfactory outcome for shareholders, then the Board does not deserve to continue being stewards of the shareholders’ interests. This is why we have submitted a notice of nomination of five highly-qualified director candidates for election to the Board at the 2021 Annual Meeting prior to the January 23rd deadline to do so. We look forward to continuing to engage with the Company to maximize value for shareholders.”

HoldCo’s director nominees include:

•	Jeita L. Deng, Associate Dean and Chief Financial Officer of the Harvard Kennedy School of Government. Ms. Deng brings important financial, budgetary and government expertise. She previously served in several positions for the House Committee on Ways and Means for the Commonwealth of Massachusetts, including serving as Budget Director, Deputy Budget Director and Budget Analyst. Ms. Deng was appointed by Governor Deval Patrick to the Massachusetts Commonwealth’s Debt Affordability Commission in 2013, where she served until November 2015. Ms. Deng holds a Bachelor of Arts from Amherst College.
•	Merrie S. Frankel, President of Minerva Realty Consultants, LLC, an independent real estate investment trust and ratings advisory services firm. Ms. Frankel brings significant real estate, financial services and Board experience. Previously, she served as Vice President and Senior Credit Officer in the Commercial Real Estate Finance Group of Moody’s Investors Service, a subsidiary of Moody’s Corporation, and in various roles at O’Connor Capital Partners Inc. (f/k/a O’Connor Group), Ernst & Young, Cushman & Wakefield PLC, JP Morgan Securities, Inc., and Salomon Brothers Inc. Ms. Frankel has served on the board of directors of Agree Realty Corporation (NYSE: ADC) since October 2016, where she Chairs the Nominating & Governance Committee and sits on the Audit Committee. She holds a J.D. and an M.B.A. from Hofstra University, and a Bachelor of Arts from the University of Pennsylvania.
•	Vikaran Ghei, Co-Founder and Managing Member of VM GP II LLC, the general partner of HoldCo Asset Management, LP. He brings important financial expertise and a shareholder perspective. Mr. Ghei previously served as Managing Director and Associate Portfolio Manager of Tricadia Capital Management, LLC and partner at Owl Creek Asset Management, L.P. Earlier in his career, Mr. Ghei served as an analyst at Bayside Capital, Inc., Goldman Sachs, & Co. LLC, and Citigroup Inc. He has served as a member of numerous corporate boards, oversight committees and creditor committees. Mr. Ghei holds a Bachelor of Arts in Economics from Columbia University.
•	Laurie M. Shahon, President of Wilton Capital Group, a private direct investment firm she founded in 1994. Ms. Shahon brings financial services, retail and securities industry, corporate governance and public company board experience. Previously, Ms. Shahon served in various investment banking positions at Salomon Brothers Inc. and Morgan Stanley, as well as serving as an Adjunct Professor of Finance at Columbia Business School. Ms. Shahon is a Trustee of RPT Realty (NYSE: RPT) and Boston Mutual Life Insurance Company, as well as its wholly owned subsidiary, Life Insurance Company of Boston and New York. Previously, Ms. Shahon served on the boards of directors of KCG Holdings, Inc., The Bombay Company, Inc., Eddie Bauer Holdings, Inc., and Kitty Hawk, Inc., and has served on a number of other boards of directors. Ms. Shahon holds an M.B.A. in Finance and International Business from Columbia Business School and a Bachelor of Arts in English and Political Science from Wellesley College.

•	Michael (Misha) A. Zaitzeff, Co-Founder and Managing Member of VM GP II LLC, the general partner of HoldCo Asset Management, LP. He brings valuable financial expertise and an investor perspective. Prior to that, Mr. Zaitzeff served as an Analyst of Tricadia Capital Management, LLC. Mr. Zaitzeff has served as a member of numerous corporate boards, oversight committees and creditor committees. Mr. Zaitzeff served on the Trust Advisory Board of WMI Liquidating Trust, a trust created to implement the Chapter 11 Bankruptcy Plan of Washington Mutual, Inc. from 2012 to 2013. Mr. Zaitzeff holds a Bachelor of Arts in Computer Science from Brown University.

Based on publicly available information, HoldCo believes that the terms of nine directors currently serving on the Board will expire at the Annual Meeting and, if this remains the case, intends to withdraw either Mr. Ghei or Mr. Zaitzeff as a Nominee or otherwise reduce the number of Nominees if, and to the extent, necessary to ensure that HoldCo or its affiliates are not deemed to control the Company for purposes of the Bank Holding Company Act of 1956, as amended, and the rules and regulations promulgated thereunder, or for purposes of applicable state law.

HoldCo’s prior Letter to BPFH, as well as the HoldCo Presentation, can be accessed using the following link: http://www.holdcoam.com/wp-content/uploads/Letter-to-BPFH.pdf.

About HoldCo Asset Management

HoldCo Asset Management, LP is an investment adviser located in New York City. HoldCo was founded by Vik Ghei and Misha Zaitzeff. HoldCo currently has over $900 million in regulatory assets under management.

HoldCo is being represented by the law firm Olshan Frome Wolosky LLP.

Media Contact:
Dan Zacchei / Joe Germani
Sloane & Company
Dzacchei@sloanepr.com / JGermani@sloanepr.com

CERTAIN INFORMATION CONCERNING PARTICIPANTS

HoldCo Opportunities Fund III, L.P. (“HoldCo Fund”), together with the participants named herein (collectively, the “HoldCo”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of shareholders of Boston Private Financial Holdings, Inc., a Massachusetts corporation (the “Company”).

HOLDCO STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The Participants in the proxy solicitation are anticipated to be HoldCo Fund, VM GP VII LLC (“VM GP VII”), HoldCo Asset Management, LP (“HoldCo Asset Management”), VM GP II LLC (“VM GP II”), Vikaran Ghei, Michael Zaitzeff, Jeita L. Deng, Merrie S. Frankel and Laurie M. Shahon.

As of the date hereof, HoldCo Fund directly owned 4,049,816 shares of Common Stock, par value $1.00 per share, of the Company (the “Common Stock”). As the general partner of HoldCo Fund, VM GP VII may be deemed to beneficially own the 4,049,816 shares of Common Stock owned directly by HoldCo Fund. As the investment manager of HoldCo Fund, HoldCo Asset Management may be deemed to beneficially own the 4,049,816 shares of Common Stock owned directly by HoldCo Fund. As the general partner of HoldCo Asset Management, VM GP II may be deemed to beneficially own the 4,049,816 shares of Common Stock owned directly by HoldCo Fund. As Members of each of VM GP VII and VM GP II, each of Messrs. Ghei and Zaitzeff may be deemed to beneficially own the 4,049,816 shares of Common Stock owned directly by HoldCo Fund. As of the date hereof, none of Mses. Deng, Frankel or Shahon beneficially own any securities of the Company.